International Monetary Systems Concludes Purchase of New York Commerce Group

New Berlin, Wis. – April 4, 2008 -- International Monetary Systems, Ltd. (OTCBB:INLM), a worldwide leader in business-to-business barter services, today announced that it has exercised its option to purchase New York Commerce Group (NYCG), formerly known as Barter Advantage.

 In September of 2006, IMS entered into an option agreement to acquire the assets of NYCG. Since that time, the companies have operated as affiliates working under a revenue-sharing arrangement.

Don Mardak, CEO of IMS commented: “This transaction gives us a solid base of clients in New York City. From our new office in the Upper East Side of Manhattan, we hope to launch a dynamic expansion program that will create a powerful barter network in the Big Apple. We are very grateful to Lois Dale, “The First Lady of Barter” and former owner of New York Commerce Group for all the contributions that she made to our great industry.”

About International Monetary Systems

 Founded in 1985, International Monetary Systems (IMS) serves 17,600 customers representing 23,000 cardholders in 49 U.S. markets. Based in New Berlin, Wisconsin, and managed by seasoned industry veterans, IMS is one of the largest publicly traded barter companies in the world and is continually expanding its network by adding exchange locations. The company's proprietary transaction software enables businesses and individuals to trade goods and services throughout North America online. Using an electronic currency known as trade dollars, the IMS network allows companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Further information can be obtained at the company's Web site at: www.imsbarter.com.

Contact:

International Monetary Systems, Ltd., New Berlin, WI

Krista Vardabash, (888) 783-4636, ext. 19

http://www.internationalmonetary.com